Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

John Figone, SVP, Business Development	Donald C. Weinberger/Alisa Steinberg (media)
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (713) 934-3855 Fax (713) 934-8127	Tel. (212) 370-4500 Fax (212) 370-4505
For Hyundai Syscomm Corp.
Jay Shotwell
Shotwell Public Relations, Inc.
Tel. (831) 688-5375
US DATAWORKS, INC. SIGNS CONTRACT WITH HYUNDAI SYSCOMM
-Deal Provides US Dataworks with New Source of Revenue and Equity Financing-
Houston, TX — January 4, 2007 — US Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, today announced that on December 29, 2006, it entered into a Software Integration and Resale Agreement (“Resale Agreement”) with Hyundai Syscomm Corp., a California corporation (“Hyundai”), pursuant to which UDW has exclusive rights to resell or lease Hyundai’s automated teller machines/teller-less kiosks, enhanced by UDW’s proprietary Clearingworks® software, in North America and India. The Resale Agreement provides for UDW’s recognition of revenues generated by such resales and/or leases to be at least Twenty-Five Million ($25,000,000) by the end of UDW’s 2008 fiscal year (March 31, 2008). If revenues are less than expected, Hyundai may be required to make an additional cash payment to UDW. Gross profits generated from such resales and/or leases in North America and Asia, inclusive of India, will be shared equally between the companies.
In addition, UDW and Hyundai entered into a certain Stock Purchase Agreement (“Purchase Agreement”) on December 29, 2006, pursuant to which UDW issued to Hyundai an aggregate of 6,100,000 shares of the Company’s Common Stock for an aggregate purchase price of $1,500,000 (“Purchased Shares”). In connection with the Purchase Agreement, and subject to shareholder approval, the Company will also issue to Hyundai a warrant to purchase up to an aggregate of 14,300,000 shares of UDW’s Common Stock (the “Warrant Shares”); provided, however, in no event shall the aggregate of Hyundai’s Warrant Shares and Purchased Shares exceed 39.9% of the Company’s total outstanding shares.
To acquire such Warrant Shares, Hyundai may elect to apply its allocation of gross profits under the Resale Agreement, in lieu of receiving such allocation in cash, at the vesting rate of One Dollar ($1.00) per share. These Warrant Shares shall have an exercise price of $0.01 per share, subject to certain anti-dilution adjustments; provided, however, in no event shall the aggregate of Hyundai’s Warrant Shares and Purchased Shares exceed 39.9% of the Company’s total outstanding shares.

“Hybridity and diversity, through the merger of CDMA expertise and UDW’s core offerings, will help reposition the Hyundai Syscomm-UDW solutions in both the more traditionally profitable markets, as well as nascent markets”, says Samuel Lee, Chairman of Hyundai Syscomm.
Adds Chairman and CEO Charles E. Ramey, “We are very excited about this partnership because we believe it will strengthen our core capabilities as well as open up new revenue generation opportunities for Clearingworks on a global level.”
About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks.
About Hyundai Syscomm Corp.
Hyundai Syscomm is a leader in next generation mobile communication system development. The company is a CDMA infrastructure manufacturer with an installed base of over 3 million CDMA subscribers and over 2,200 base stations globally. The developer of the world’s first commercial CDMA system, Hyundai Syscomm installed its first network in 1995 and its products support all major CDMA spectrums globally with a wide range of solutions. Driven by experience in Korea, the company is focusing its current efforts on seizing new market opportunities in China, Southeast Asia and the United States. Hyundai Syscomm has already supplied a WLL system in India. Hyundai Syscomm and its affiliates have installed CDMA infrastructures for Sprint PCS, Verizon and 30 other carrier-level clients, globally. The Company has since continued to focus on CDMA and in addition diversified into markets complementary to its core assets.
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Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, the anticipated benefits of the agreement and partnership with Hyundai, the expected revenue generated from the resale of Hyundai hardware and the issuance of a warrant to Hyundai are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations, our ability to obtain future financing and other risks detailed from time to time in the SEC reports of US Dataworks, Inc., including its annual report on Form 10-KSB/A for the period ended March 31, 2006 and its quarterly report on Form 10-QSB for the period ended September 30, 2006. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.